EXHBIT 10.1

THIRD AMENDMENT TO
CREDIT AGREEMENT

This Third Amendment to Credit Agreement (this “Amendment”) dated and effective as of April 25, 2024 (the “Third Amendment Effective Date”) by and among ACCURAY INCORPORATED, a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities party hereto (the “Lenders”) and SILICON VALLEY BANK, a division of FIRST-CITIZENS BANK & TRUST COMPANY (“SVB”), as the Administrative Agent (SVB, in such capacity, the “Administrative Agent”), and as the Issuing Lender and the Swingline Lender.

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders, the Administrative Agent, the Issuing Lender and the Swingline Lender are parties to that certain Credit Agreement dated as of May 6, 2021 (as amended by that certain First Amendment to Credit Agreement dated as of October 28, 2022, that certain Second Amendment to Credit Agreement dated as of November 20, 2023, and as may be further amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent agree to modify and amend certain terms and conditions of the Credit Agreement, subject to the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.
Capitalized Terms. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement or in the other Loan Documents, as applicable.
2.
Amendments to the Credit Agreement.
(a)
Section 1.1 of the Credit Agreement. Section 1.1 of the Credit Agreement is hereby amended by inserting the following new definition in the proper alphabetical order:

““Third Amendment Effective Date”: April 25, 2024.”

(b)
Section 1.1 of the Credit Agreement. The definition of “Consolidated EBITDA” is hereby amended by amending and restating clauses (b)(xi) and (b)(xii) and inserting two new clauses (b)(xiii) and (b)(xiv) in the appropriate numerical order (and renumbering the existing subclauses (b)(xiii) – (b)(xvi) accordingly as applicable), as follows:

“(xi) the amount of pro forma “run rate” cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings and any savings expected to result from the elimination of a public target’s Public Company Costs) and operating expense reductions attributable to operating improvements, strategic initiatives, synergies or other actions actually taken (it is understood and agreed that “run rate” means the full recurring benefit for a period that is associated with any action actually taken, net of the amount of actual benefits realized during such period from such actions) that are projected by the Borrower in good faith to be realized within 12 months of the last day of such period (including from any actions taken in whole or in part prior to such date), which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings and any savings expected to result from the elimination of a public target’s Public Company Costs) and operating expense reductions had been realized on the first day of such period, in each case, net of the amount of actual benefits realized prior to or during such period from such actions; provided that such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Borrower); and provided further that (A) the aggregate amount added back pursuant to this clause (xi) and clause (xii) below shall not exceed for any period of four consecutive fiscal quarters, the amount by which 12.5% of Consolidated EBITDA for such period (calculated prior to giving effect to any such adjustments) exceeds the aggregate amounts added back pursuant to clause (xiii) and (xiv) below for such period, (B) no such amounts added back pursuant to this clause (xi) shall be duplicative of any expense or charges otherwise added back to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period and (C) no adjustments pursuant to this clause (xi) may be attributable to the implementation of the Group Member’s new enterprise resource planning system, plus

(xii) the amount of any restructuring charge, accrual, reserve (and adjustments to existing reserves) or expense, integration cost, inventory optimization programs or other business optimization expense or cost (including charges directly related to the implementation of cost-savings initiatives and tax restructurings) that is deducted (and not added back) in such period in computing Consolidated Net Income, including any such costs incurred in connection with acquisitions or divestitures after the Closing Date, any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employment benefit plans (including any settlement of pension liabilities), costs related to entry into new markets (including unused warehouse space costs) and new product introductions (including labor costs, scrap costs and lower absorption of costs, including due to decreased productivity and greater inefficiencies), systems development and establishment costs, operational and reporting systems, technology initiatives, contract termination costs, future lease commitments and costs related to the opening and closure and/or consolidation of facilities (including severance, rent termination, moving and legal costs) and to exiting lines of business and consulting fees incurred with any of the foregoing; provided that the aggregate amount added back pursuant to this clause (xii) and clause (xi) above shall not exceed for any period of four consecutive fiscal quarters, the amount by which 12.5% of Consolidated EBITDA for such period (calculated prior to giving effect to any such adjustments) exceeds the aggregate amounts added back pursuant to clauses (xiii) and (xiv) below for such period, plus

(xiii) the amount of any restructuring charge, accrual, reserve (and adjustments to existing reserves) or expense, integration cost or other business optimization expense or cost (including any charges directly related to the implementation of cost-savings initiatives, any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employment benefit plans (including any settlement of pension liabilities), in each case, associated with headcount reductions that occurred after September 30, 2023 and on or prior to the Third Amendment Effective Date (the “Specified Headcount Reduction”) and actually incurred and that is deducted (and not added back) in such period in computing Consolidated Net Income; provided that the aggregate amount added back pursuant to this clause (xiii) shall not exceed for (I) the trailing twelve month period ending March 31, 2024, $2,633,000, (II) the trailing twelve month period ending June 30, 2024, $2,633,000, (III) the trailing twelve month period ending September 30, 2024, $2,633,000 and (IV) the trailing twelve month period ending December 31, 2024 and thereafter $0, plus

(xiv) the amount of pro forma “run rate” cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings) and operating expense reductions attributable to the Specified Headcount Reduction (it is understood and agreed that “run rate” means the full recurring benefit for a period that is associated with any action actually taken, net of the amount of actual benefits realized during such period from the Specified Headcount Reduction) that are projected by the Borrower in good faith to be realized within 12 months of the last day of such period (including from any actions taken in whole or in part prior to such date), which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings) and operating expense reductions had been realized on the first day of such period, in each case, net of the amount of actual benefits realized prior to or during such period from the Specified Headcount Reduction; provided that such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Borrower); and provided further that (A) no such amounts added back pursuant to this clause (xiv) shall be duplicative of any expense or charges otherwise added back to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period and (B) the aggregate amount added back pursuant to this clause (xiv) shall not exceed for (I) the trailing twelve month period ending March 31, 2024, $6,836,000, (II) the trailing twelve month period ending June 30, 2024, $3,798,000, (III) the trailing twelve month period ending September 30, 2024, $760,000 and (IV) the trailing twelve month period ending December 31, 2024 and thereafter $0, plus”

(c)
Amendment and Restatement of Exhibit B (Compliance Certificate). Exhibit B to the Credit Agreement (Form of Compliance Certificate), is hereby amended, restated and replaced with the form of Exhibit B as set forth on Annex A attached to this Amendment.
3.
Conditions Precedent to Effectiveness. This Amendment shall not be effective until each of the following conditions precedent have been fulfilled to the satisfaction of the Administrative Agent:
(a)
This Amendment shall have been duly executed and delivered by the Borrower, the Administrative Agent and the Required Lenders. The Administrative Agent shall have received a fully executed copy of this Amendment.
(b)
Immediately after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.
(c)
Immediately after giving effect to this Amendment, the representations and warranties made by each Loan Party in this Amendment, the Credit Agreement, as amended by this Amendment and the other Loan Documents to which it is a party (i) that is qualified by materiality shall be true and correct, and (ii) that is not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of such date as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects (or all respects, as applicable) as of such earlier date.
(d)
The Lenders and the Administrative Agent shall have received (i) all fees required to be paid pursuant to Section 5 below and (ii) all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel required to be paid hereunder or under any other Loan Document), to the extent provided in Section 10.5 of the Credit Agreement on or before the Third Amendment Effective Date.

Each Lender party hereto (including SVB) and the Administrative Agent, by delivering its signature page to this Amendment, shall be deemed to have accepted or been satisfied with (or waived) each condition set forth in this Section 3. The Administrative Agent shall notify the Lenders of the Third Amendment Effective Date upon the occurrence thereof, and such notice and the effectiveness of this Amendment shall be conclusive and binding upon all of the Lenders and all of the other parties to the Loan Documents and each of their successors and assigns; provided that, failure to give any such notice shall not affect the effectiveness, validity or enforceability of this Amendment. The parties hereto hereby agree that notwithstanding any other provision hereof, the Third Amendment Effective Date is April 25, 2024.

4.
Representations and Warranties. Each Loan Party hereby represents and warrants to the Administrative Agent and the Lenders as follows:
(a)
This Amendment is, and each other Loan Document to which it is or will be a party, when executed and delivered by each Loan Party that is a party thereto, will be the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.
(b)
Immediately after giving effect to this Amendment, the representations and warranties set forth in this Amendment, the Credit Agreement, as amended by this Amendment and after giving effect hereto, and the other Loan Documents to which it is a party (i) that is qualified by materiality shall be true and correct, and (ii) that is not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of such date as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects (or all respects, as applicable) as of such earlier date.
5.
Payment of Costs and Expenses. The Borrower shall pay to the Administrative Agent (x) for the ratable account of each of the Lenders (including SVB) that consents to and enters into this Amendment by April 25, 2024, an amendment fee (the “Amendment Fee”) in the aggregate amount equal to 0.05% of the sum of such consenting Lenders’ outstanding Revolving Commitments and principal amount of Term Loans, in each case, as of the Third Amendment Effective Date and (y) all reasonable costs, out-of-pocket expenses, and fees and charges of every kind of the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Amendment and any documents and instruments relating hereto (which costs include, without limitation, the reasonable fees and expenses of any attorneys retained by the Administrative Agent) to the extent provided in Section 10.5 of the Credit Agreement. The Amendment Fee shall be deemed fully earned on the Third Amendment Effective Date and shall be due and payable in full on the Third Amendment Effective Date and shall be nonrefundable once paid. All fees payable hereunder will be paid in immediately available funds and shall not be subject to reduction by way of setoff or counterclaim.
6.
Choice of Law. This Amendment and the rights of the parties hereunder, shall be determined under, governed by, and construed and interpreted in accordance with the internal laws (and not the conflict of law rules) of the State of New York. Section 10.14 of the Credit Agreement is hereby incorporated by reference.
7.
Counterpart Execution. This Amendment may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment.
8.
Effect on Loan Documents.
(a)
The Credit Agreement, as amended hereby, and each of the other Loan Documents shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not operate as a modification or waiver of any right, power, or remedy of the Administrative Agent or any Lender under the Credit Agreement or any other Loan Document except as expressly set forth herein. Nothing contained in this Amendment shall constitute a novation of the Obligations. The modifications and other agreements herein are limited to the specifics hereof (including facts or occurrences on which the same are based), shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse any non-compliance with the Loan Documents, and shall not operate as a consent or waiver to any matter under the Loan Documents. Except for the amendments to the Credit Agreement expressly set forth herein, the Credit Agreement and other Loan Documents shall remain unchanged and in full force and effect. To the extent any terms or provisions of this Amendment conflict with those of the Credit Agreement or other Loan Documents, the terms and provisions of this Amendment shall control.
(b)
To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.
(c)
This Amendment is a Loan Document.
9.
Release of Claims. Each Loan Party hereby absolutely and unconditionally releases and forever discharges the Administrative Agent, each Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents, attorneys and employees of any of the foregoing (each, a “Releasee” and collectively, the “Releasees”), from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise (each, a “Claim” and collectively, the “Claims”), which any Loan Party has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever, in each case, arising out of, or in connection with, the Loan Documents and the transactions contemplated thereunder from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown, except for the duties and obligations set forth in this Amendment. Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense to any Claim and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered will affect in any manner the final, absolute and unconditional nature of the release set forth above.

In connection with the releases set forth above, each Loan Party expressly and completely waives and relinquishes any and all rights and benefits that it has or may ever have pursuant to Section 1542 of the Civil Code of the State of California, or any other similar provision of law or principle of equity in any jurisdiction pertaining to the matters released herein. Section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

10.
Entire Agreement. This Amendment, and terms and provisions hereof, the Credit Agreement and the other Loan Documents constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written.
11.
Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signature pages follow]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

ACCURAY INCORPORATED By: /s/ Ali Pervaiz Name: Ali Pervaiz Title: SVP, Chief Financial Officer

ADMINISTRATIVE AGENT, ISSUING LENDER, SWINGLINE LENDER AND AS A LENDER:

FIRST-CITIZENS BANK & TRUST COMPANY

By: /s/ Justin Roberts
Name: Justin Roberts
Title: Director

LENDER:

HSBC BANK US, NATIONAL ASSOCIATION

By: /s/ Kevin Filer
Name: Kevin Filer
Title: Director